Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail: gmeyers@hcr-manorcare.com

Manor Care Reports First-Quarter Earnings

Board Declares Quarterly Dividend of 15 Cents per Common Share

TOLEDO, Ohio, April 22, 2005 — Manor Care, Inc. (NYSE:HCR) today announced first-quarter net income of $31 million, or 36 cents per diluted share, which includes the impact of approximately 14 cents for the costs related to employee stock-based compensation, as described below. This compares to 45 cents per share in the 2004 first quarter.

Revenues increased to $879 million, compared with $797 million a year ago. First-quarter 2005 results include about $50 million in additional revenue due to retroactive Medicaid rate adjustments in Pennsylvania and other states, which was substantially offset by the expense from related provider taxes.

Manor Care’s Board of Directors declared a quarterly cash dividend on the company’s common stock of 15 cents per share, which is payable on May 23, 2005 to shareholders of record on May 9, 2005.

Paul A. Ormond, Manor Care chairman, president and CEO, said, “First-quarter occupancy of over 89 percent in our skilled nursing centers remained at a level near our five-year high. Skilled nursing Medicare revenues increased nearly 9 percent in the quarter compared with the fourth quarter of 2004. This drove our quality mix of Medicare, private pay and managed care/insurance revenues to a new high of 71 percent. Our clinical skills and patient outcome successes are gaining us a larger mix of high-acuity patients, those coming from hospitals who require intensive rehabilitation and complex medical care to recover from surgery or a serious illness or injury before

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returning to more independent living.

“During the past several months, we executed a major reorganization and consolidation of our hospice and home health services to focus resources on the best opportunities and better position the business for future growth. Compared to the prior year, hospice revenues still grew by 8 percent during the first quarter, but revenues and earnings from home health care services declined somewhat. Startup and acquisition opportunities remain plentiful in our target markets, and we remain very confident in the growth prospects for this business.”

Manor Care completed three nursing center expansions in the 2005 first quarter, and 15 nursing center expansions are ongoing. The fill-rate at two recently opened skilled nursing centers is occurring at an accelerated rate.

The results of operations included an unusually high $18 million, or about 14 cents per share, of restricted stock compensation expense. The company has changed its accounting for restricted stock compensation of retirement-eligible employees by fully recording the remaining expenses in the first quarter. Previously, the expense was amortized to the expected retirement dates. As a result, all restricted stock grants since June 2000 for retirement-eligible employees have been expensed. The expense is non-cash and not a change in the underlying benefit or in vesting.

Medicaid rates were up significantly during the quarter, but were largely offset by expense related to provider taxes. For example, in Pennsylvania and Michigan, where retroactive rate increases were achieved, the higher revenue was negated by provider taxes that also were imposed. Despite these recent adjustments, many states continue to struggle with balancing budgets, and several key states are considering lower Medicaid rate increases in the future to offset the rising demands on their Medicaid programs. Additionally, the President’s budget proposal for fiscal 2006 includes a provision that would greatly reduce the Medicare rates of skilled nursing providers, a reduction that the industry considers to be both unjustified and inappropriate. The company is actively engaged in educating the appropriate decision makers in

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Washington to minimize any reimbursement changes that would undermine the quality improvements the industry has made and the important role skilled nursing facilities have in providing lower cost outcomes for many post-acute care patients.

The company’s ongoing management initiatives and recent claims activity enabled it to continue to benefit from the lower general liability accrual rate that went into effect in the 2004 fourth quarter. However, general liability expenses are still a high-cost area, one to which we are devoting considerable resources to secure additional and appropriate tort reforms on both a national and state level.

“Our employees are dedicated in their commitment to provide the highest level of care,” Mr. Ormond said. “And we will continue to advocate for the level of reimbursement that is appropriate for the higher acuity patients we are caring for today. We will remain focused on increasing occupancy, improving our quality mix of patients, growing complementary businesses and managing those costs we can control.”

At 9:00 a.m. Eastern Time today, Manor Care will hold a conference call to discuss the company’s results and performance for the 2005 first quarter. The toll-free number for the call is 1-888-634-8435. Callers to this number will be able to listen to the company’s discussion and have the opportunity to ask questions. The call will also be webcast live in the Investor Information section of Manor Care’s website www.hcr-manorcare.com. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call. To access the rebroadcast, dial 1-800-642-1687. The conference ID number is 5050754. This rebroadcast will be available until midnight, April 28. A recording of the call will also be available on Manor Care’s website for 90 days.

Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other

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ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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Manor Care, Inc.
Consolidated Statements of Income (unaudited)

	Three months ended March 31,
	2005	2004
	(In thousands, except per share amounts)
Revenues	$879,202	$797,338
Expenses
Operating	734,150	659,358
General and administrative	53,979	34,791
Depreciation and amortization	33,447	31,747

	821,576	725,896

Income before other income (expenses) and
income taxes	57,626	71,442
Other income (expenses):
Interest expense	(10,116)	(10,719)
Gain (loss) on sale of assets	(454)	2,405
Equity in earnings of affiliated companies	1,368	2,053
Interest income and other	359	563

Total other expenses, net	(8,843)	(5,698)

Income before income taxes	48,783	65,744
Income taxes	17,562	24,654

Net income	$31,221	$41,090

Earnings per share:
Basic	$.36	$.47
Diluted	$.36	$.45
Weighted-average shares:
Basic	86,029	88,195
Diluted	87,672	90,533
Cash dividends declared per common share	$.15	$.14

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Manor Care, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
	2005	2004
	(In thousands)
Cash	$43,521	$32,915
Other current assets	607,090	507,452
Property and equipment	1,492,593	1,495,152
Other	302,212	305,179

Total assets	$2,445,416	$2,340,698

Current liabilities	$472,446	$402,254
Long-term debt	552,193	555,275
Other long-term liabilities	395,222	399,010
Shareholders’ equity	1,025,555	984,159

Total liabilities and shareholders’ equity	$2,445,416	$2,340,698

Shares outstanding	86,441	85,990
YTD shares repurchased $1.8 million	50

Selected Statistics (unaudited)

	Quarter ended March 31,
	2005	2004
Occupancy	89%	88%
Revenue allocation:
Private and other	32%	32%
Medicare	39%	37%
Medicaid	29%	31%
Quality Mix	71%	69%
Per Diems:
Private and other (excluding assisted living)	$211.59	$197.07
Private and other (assisted living)	$118.36	$109.13
Medicare	$352.50	$333.37
Medicaid	$146.10	$133.22
Number of Facilities:
Skilled nursing facilities	279	289
Assisted living facilities:
Springhouses	11	15
Arden Courts	54	54

Total	65	69

Number of Beds:
Skilled nursing facilities	38,359	40,117
Assisted living facilities	5,074	5,399
Outpatient therapy clinics	88	91
Hospice and home health offices	97	90
Skilled nursing facility wage rate increases
first quarter 2005 to 2004	4%
Cash flow from operations (in millions)	$51	$109
Capital Expenditures (in millions):
Maintenance and renovations	$21	$20
Purchased leased facilities		$36
New construction	$9	$6